EXHIBIT 99.1

FORWARD-LOOKING STATEMENTS

In this Form 8-K and in the information incorporated by reference we make some “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are included throughout this Form 8-K and the information incorporated by reference herein and relate to, among other things, analyses and other information based on forecasts of future results and estimates of amounts not yet determinable. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “continue,” and other similar terms and phrases, including references to assumptions.

These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by us in those statements include, among others, the following:

•	national and local economic and business conditions, including the continuing effect of recent terror attacks and potential terrorist activity on travel, that will affect, among other things, demand for products and services at our hotels and other properties, the level of room rates and occupancy that can be achieved by such properties and the availability and terms of financing and our liquidity;

•	our ability to maintain properties in a first-class manner, including meeting capital expenditure requirements;

•	our ability to compete effectively in areas such as access, location, quality of accommodations and room rate;

•	our ability to acquire or develop additional properties and the risk that potential acquisitions or developments may not perform in accordance with expectations;

•	our degree of leverage, which may affect our ability to obtain financing in the future;

•	the reduction in our operating flexibility and our ability to pay dividends resulting from restrictive covenants in our debt agreements, including the risk of default that could occur;

•	changes in travel patterns, taxes and government regulations that influence or determine wages, prices, construction procedures and costs;

•	government approvals, actions and initiatives, including the need for compliance with environmental and safety requirements, and changes in laws and regulations or the interpretation thereof;

•	the effects of tax legislative action;

•	our ability to continue to satisfy complex rules in order for us to maintain REIT status for federal income tax purposes, the ability of the Operating Partnership to satisfy the rules in order to maintain its status as a partnership for federal income tax purposes, and the ability of certain of our subsidiaries to maintain their status as taxable REIT subsidiaries for federal income tax purposes, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules;

•	the effect of any rating agency downgrades on the cost and availability of new debt financings and preferred stock issuances;

•	the relatively fixed nature of our property-level operating costs and expenses;

•	our ability to recover fully under our existing insurance for terrorist acts and our ability to maintain adequate or full replacement cost “all-risk” property insurance on our properties; and

•	other factors discussed under the heading “Risk Factors” in other filings with the Securities and Exchange Commission, or SEC.

Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statement based on these assumptions could be incorrect, and actual results could differ materially from those projected or assumed. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent known and unknown risks and uncertainties.

All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the previous statements. We undertake no obligation to update any information contained herein or incorporated by reference or to publicly release the results of any revisions to any forward-looking statements that may be made to reflect events or circumstances that occur, or that we became aware of, after the date of this Form 8-K.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

Introduction

The following discussion describes the federal income tax considerations reasonably anticipated to be material to prospective holders in connection with the purchase, ownership and disposition of common stock of Host Marriott Corporation. An applicable prospectus supplement will contain information about additional federal income tax considerations, if any, relating to particular offerings of common stock, preferred stock, depositary shares, warrants, subscription rights, preferred stock purchase rights or other securities of Host Marriott. The following discussion is intended to address only those federal income tax considerations that are generally relevant to all shareholders, is not exhaustive of all possible tax considerations and is not tax advice. For example, it does not give a detailed description of any state, local or foreign tax considerations. In addition, the discussion does not purport to deal with all aspects of taxation that may be relevant to a shareholder subject to special treatment under the federal income tax laws, including, without limitation, insurance companies, financial institutions or broker-dealers, tax-exempt organizations or foreign corporations and persons who are not citizens or residents of the United States.

The information in this section is based on the Internal Revenue Code and regulations in effect on the date hereof, current administrative interpretations and positions of the Internal Revenue Service and existing court decisions. No assurance can be given that future legislation, regulations, administrative interpretations and court decisions will not significantly change, perhaps retroactively, the law on which the information in this section is based. Even if there is no change in applicable law, no assurance can be provided that the statements set forth in this discussion will not be challenged by the IRS or will be sustained by a court if so challenged.

Because the specific tax attributes of a prospective purchaser could have a material impact on the tax consequences associated with the purchase, ownership and disposition of the securities of Host Marriott, it is essential that each prospective purchaser consult with his or her own tax advisors with regard to the application of the federal income tax laws to his or her personal tax situation, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Federal Income Taxation of Host Marriott

General

Host Marriott is a self-managed and self-administered real estate investment trust, or REIT, owning full service hotel properties. Host Marriott was formed as a Maryland corporation in 1998, under the name HMC Merger Corporation, as a wholly owned subsidiary of Host Marriott Corporation (a Delaware corporation which is referred to in this discussion as “Delaware Host Marriott”) in connection with its efforts to reorganize its business operations to qualify as a REIT for federal income tax purposes. As part of this reorganization, which is referred to in this discussion as the “REIT conversion,” on December 29, 1998, HMC Merger Corporation merged with Delaware Host Marriott and changed its name to Host Marriott Corporation. As a result, Host Marriott has succeeded to the hotel ownership business formerly conducted by Delaware Host Marriott. Host Marriott conducts its business as an umbrella partnership REIT, through Host Marriott, L.P. (which is referred to in this discussion as the “Operating Partnership”), of which Host Marriott is the sole general partner and holds approximately 90% of the partnership interests.

Host Marriott made an election to be taxed as a REIT under the Internal Revenue Code, effective for the taxable year beginning January 1, 1999. Host Marriott believes that it is organized and has operated in a manner that permitted it to qualify as a REIT since 1999, and Host Marriott currently intends to continue to operate as a REIT for future years. No assurance, however, can be given that it in fact has qualified or will remain qualified as a REIT. See “—Failure of Host Marriott to Qualify as a REIT” below.

The sections of the Internal Revenue Code and the corresponding regulations that govern the federal income tax treatment of a REIT and its shareholders are highly technical and complex. The following discussion is qualified in its entirety by the applicable Internal Revenue Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

Host Marriott’s qualification and taxation as a REIT depends upon its ongoing ability to meet the various qualification tests imposed under the Internal Revenue Code, which are discussed below. No assurance can be given that the actual results of Host Marriott’s operations for any particular taxable year will satisfy such requirements.

So long as Host Marriott qualifies for taxation as a REIT, it generally will not be subject to federal corporate income tax on its net income that is distributed currently to its shareholders. Shareholders generally will be subject to taxation on dividends (other than designated capital gain dividends and “qualified dividend income”) at rates applicable to ordinary income, instead of at lower capital gain rates. Qualification for taxation as a REIT enables the REIT and its shareholders to substantially eliminate the “double taxation” (that is, taxation at both the corporate and shareholder levels) that generally results from an investment in a regular corporation. Regular corporations (non-REIT C corporations) generally are subject to federal corporate income taxation on their income, and shareholders of regular corporations are subject to tax on any dividends that are received, although, currently, shareholders of regular corporations who are taxed at individual rates generally are taxed on dividends they receive at capital gains rates, which are lower for individuals than ordinary income rates. Accordingly, income earned by a REIT and distributed currently to its shareholders generally will be subject to lower aggregate rates of federal income taxation than if such income were earned by a non-REIT C corporation, subjected to corporate income tax, and then distributed to shareholders and subjected to tax at capital gain rates.

While Host Marriott generally will not be subject to corporate income taxes on income that it distributes currently to shareholders, Host Marriott will be subject to federal income tax as follows:

1.    Host Marriott will be taxed at regular corporate rates on any undistributed “REIT taxable income” including undistributed net capital gains; provided, however, that properly designated undistributed capital gains will effectively avoid taxation at the shareholder level. A REIT’s “REIT taxable income” is the otherwise taxable income of the REIT subject to certain adjustments, including a deduction for dividends paid.

2.    Under certain circumstances, Host Marriott (or its shareholders) may be subject to the “alternative minimum tax” due to its items of tax preference and alternative minimum tax adjustments.

3.    If Host Marriott has net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business or other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income.

4.    Host Marriott’s net income from “prohibited transactions” will be subject to a 100% tax. In general, “prohibited transactions” are certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property.

5.    If Host Marriott fails to satisfy the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintains its qualification as a REIT because certain other requirements are met, it will be subject to a tax equal to (a) the gross income attributable to the greater of (i) the amount by which 75% of its gross income exceeds the amount qualifying under the 75% gross income test described below under “— Income Tests Applicable to REITs” and (ii) the amount by which 90% of its gross income exceeds the amount qualifying under the 95% gross income test described below multiplied by (b) a fraction intended to reflect its profitability.

6.    If Host Marriott fails to distribute during each calendar year at least the sum of (a) 85% of its REIT ordinary income for such year, (b) 95% of its REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods less excess distributions from prior years, Host Marriott will be subject to a 4% excise tax on the excess of such required distribution over the sum of amounts actually distributed and amounts retained but with respect to which federal income tax was paid.

7.    If arrangements between Host Marriott and its taxable REIT subsidiaries are not comparable to similar arrangements among unrelated parties, Host Marriott will be subject to a 100% penalty tax on amounts received from, or on certain amounts deducted by, a taxable REIT subsidiary.

8.    Where Host Marriott acquired an asset from a non-REIT “C” corporation, whether through the REIT conversion or the transfer of such asset by the non-REIT “C” corporation to Host Marriott, before January 2, 2002, Host Marriott elected to avoid the recognition of the asset’s “built-in gain” and the imposition of corporate level tax at the time of the acquisition. Accordingly, if Host Marriott recognizes gain on the disposition of such asset during the ten-year period beginning on the date on which such asset was acquired by Host Marriott, then, to the extent of the asset’s “built-in gain,” such gain will be subject to tax at the highest regular corporate rate applicable. Built-in gain is the excess of the fair market value of an asset over Host Marriott’s adjusted basis in the asset, determined when Host Marriott acquired the asset. Similar rules would apply if Host Marriott were to acquire assets from a non-REIT “C” corporation in the future in a

“carryover” basis transaction, although Host Marriott no longer would have to make an affirmative election to be subject to these rules under the currently applicable Treasury regulations. Furthermore, to the extent that any such gain is recognized pursuant to these rules by Host Marriott in the future, a portion of the future dividends paid by Host Marriott to shareholders who are taxed at individual rates may be subject to tax at reduced capital gain rates. See “Taxation of Taxable U.S. Shareholders – Qualified Dividend Income.”

Host Marriott owns an indirect interest in appreciated assets that its predecessors held before the REIT conversion. Such appreciated assets have a “carryover” basis and thus have built-in gain with respect to Host Marriott. If such appreciated property is sold within the ten-year period following the REIT conversion, or prior to January 1, 2009, Host Marriott generally will be subject to regular corporate tax on that gain to the extent of the built-in gain in that property at the time of the REIT conversion. The total amount of gain on which Host Marriott can be taxed is limited to the excess of the aggregate fair market value of its assets on January 1, 1999 over the adjusted tax bases of those assets at that time. This tax could be very material. As a result, the Operating Partnership and Host Marriott might decide to seek to avoid a taxable disposition prior to January 1, 2009 of any significant asset owned by Host Marriott’s predecessors at the time of the REIT conversion. This could be true with respect to a particular disposition even though the disposition might otherwise be in the best interests of Host Marriott and its shareholders. On the other hand, neither Host Marriott nor the Operating Partnership is obligated to avoid such dispositions.

At the time of the REIT conversion, Host Marriott expected that it or one of the two taxable corporations in which the Operating Partnership owned 95% of the economic interest but no voting securities, which are referred to herein as the “non-controlled subsidiaries” for periods prior to January 1, 2001, likely would recognize substantial deferred liabilities prior to January 1, 2009. Deferred liabilities include, but are not limited to, tax liabilities attributable to built-in gain assets and deferred tax liabilities attributable to taxable income for which neither Host Marriott nor the Operating Partnership will receive corresponding cash. In addition, the IRS and/or the states in which Host Marriott is subject to tax could assert substantial additional liabilities for taxes against Host Marriott’s predecessors for taxable years prior to the time Host Marriott qualified as a REIT. Furthermore, notwithstanding Host Marriott’s status as a REIT, Host Marriott may also have to pay (i) certain state and local income taxes, because not all states and localities treat REITs the same as they are treated for federal income tax purposes, and (ii) certain foreign taxes to the extent that it owns assets or conducts operations in foreign jurisdictions.

Under the terms of the REIT conversion and the partnership agreement of the Operating Partnership, the Operating Partnership is responsible for paying, or reimbursing Host Marriott for the payment of, certain tax liabilities, as described in the next paragraph, as well as contingent liabilities and liabilities attributable to litigation that Host Marriott may incur, whether such liabilities are incurred by reason of activities prior to the REIT conversion or activities subsequent thereto.

Accordingly, the Operating Partnership will pay, or reimburse Host Marriott for the payment of, all taxes (and any interest and penalties associated therewith) incurred by Host Marriott, except for taxes imposed on Host Marriott by reason of its failure to qualify as a REIT or to distribute to its shareholders an amount equal to its “REIT taxable income,” including net capital gains. The reimbursed taxes would include any taxes on built-in gains, as described above.

Requirements for Qualification

The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1)    that is managed by one or more directors or trustees;

(2)    the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3)    that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Internal Revenue Code;

(4)    that is neither a financial institution nor an insurance company subject to certain provisions of the Internal Revenue Code;

(5)    the beneficial ownership of which is held by 100 or more persons;

(6)    during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities);

(7)    that makes an election to be taxable as a REIT for the current taxable year, or has made this election for a previous taxable year which has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status;

(8)    that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Internal Revenue Code and regulations promulgated thereunder; and

(9)    that meets other applicable tests, described below, regarding the nature of its income and assets and the amount of its distributions.

Conditions (1) to (4) must be met during the entire taxable year and condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) did not apply to Host Marriott’s 1999 taxable year. Compliance with condition (5) is determined by disregarding the ownership of shares of stock of Host Marriott by any person(s) who:

(a)    acquired such shares of stock as a gift or bequest or pursuant to a legal separation or divorce;

(b)    is the estate of any person making such transfer to the estate; or

(c)    is a company established exclusively for the benefit of, or wholly owned by, either the person making such transfer or a person described in (a) or (b).

For purposes of determining stock ownership under condition (6) above, a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Internal Revenue Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6) above.

In connection with condition (6), Host Marriott is required to send annual letters to its shareholders requesting information regarding the actual ownership of its shares of stock. If Host Marriott complies with this requirement, and it does not know, or exercising reasonable diligence would not have known, whether it failed to meet condition (6), then it will be treated as having met condition (6). If Host Marriott fails to send such annual letters, it will be required to pay either a $25,000 penalty or, if the failure is intentional, a $50,000 penalty. The IRS may require Host Marriott, under those circumstances, to take further action to ascertain actual ownership of its shares of stock, and failure to comply with such an additional requirement would result in an additional $25,000 (or $50,000) penalty. No penalty would be assessed in the first instance, however, if the failure to send the letters is due to reasonable cause and not to willful neglect.

Host Marriott believes that it meets and currently intends to continue to meet conditions (1) through (4), (7) and (8). In addition, Host Marriott believes that it has had and currently intends to continue to have outstanding common stock with sufficient diversity of ownership to allow it to satisfy conditions (5) and (6). With respect to condition (6), Host Marriott has complied and currently intends to continue to comply with the requirement that it send annual letters to its shareholders requesting information regarding the actual ownership of its shares of stock. In addition, Host Marriott’s charter contains an ownership limit that is intended to assist Host Marriott in continuing to satisfy the share ownership requirements described in (5) and (6) above. The ownership limit, together with compliance with the annual shareholder letter requirement described above, however, may not ensure that Host Marriott will, in all cases, be able to satisfy the share ownership requirements described above. If Host Marriott fails to satisfy such share ownership requirements, Host Marriott will not qualify as a REIT. See “—Failure of Host Marriott to Qualify as a REIT” below.

A corporation may not elect to become a REIT unless its taxable year is the calendar year. Although Host Marriott previously had a 52-53 week year ending on the Friday closest to January 1, it adopted a calendar year taxable year in connection with the REIT conversion.

Distribution of “Earnings and Profits” Attributable to “C” Corporation Taxable Years

A REIT will be taxed as though it did not make a REIT election if it has at the end of any taxable year any undistributed earnings and profits (“E&P”) that are attributable to a non-REIT “C” corporation taxable year, which includes all undistributed E&P of Host Marriott’s predecessors. Accordingly, Host Marriott had until December 31, 1999 to distribute such E&P. In connection with the REIT conversion, Host Marriott declared dividends, consisting of cash, stock of Host Marriott, and stock of a subsidiary, Crestline Capital Corporation, or “Crestline,” intended to eliminate the substantial majority, if not all, of such E&P. To the extent, however, that any such E&P remained (the “Acquired Earnings”) and Host Marriott failed to distribute such Acquired Earnings prior to the end of 1999, Host Marriott would be disqualified as a REIT at least for 1999. If Host Marriott should be so disqualified for 1999, subject to the satisfaction by Host Marriott of certain “deficiency dividend” procedures described below in “—Annual Distribution Requirements Applicable to REITs” and assuming that Host Marriott otherwise satisfies the requirements for qualification as a REIT, Host Marriott should qualify as a REIT for 2000 and thereafter. Host Marriott believes that the dividends it paid prior to December 31, 1999 were sufficient to distribute all of the Acquired Earnings as of December 31, 1999. However, there are uncertainties relating to both the estimate of the Acquired Earnings and the value of noncash consideration that Host Marriott distributed in connection with the REIT conversion. Accordingly, there can be no assurance this requirement was met.

Qualified REIT Subsidiaries

If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary will be disregarded for federal income tax purposes and all assets, liabilities and items of income, deduction and credit of the subsidiary will be treated as assets, liabilities and tax items of the REIT itself. Generally, a qualified REIT subsidiary is a corporation all of the capital stock of which is owned by one REIT and that is not a taxable REIT subsidiary. Host Marriott holds several qualified REIT subsidiaries that hold indirect interests in the partnerships that own hotels. These entities are not subject to federal corporate income taxation, although they may be subject to state and local taxation in certain jurisdictions.

Taxable REIT Subsidiaries

A “taxable REIT subsidiary” of Host Marriott is an entity that is taxable as a corporation in which Host Marriott owns an equity interest, including stock, directly or indirectly; and that elects together with Host REIT, to be treated as a taxable REIT subsidiary under the Internal Revenue Code. In addition, if a taxable REIT subsidiary of Host Marriott owns, directly or indirectly, securities representing more than 35% of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary of Host Marriott. A taxable REIT subsidiary is a corporation subject to federal income tax, and state and local income tax where applicable, as a regular “C” corporation. If dividends are paid by one or more of Host Marriott’s taxable REIT subsidiaries to Host Marriott, then a portion of the dividends from Host Marriott to its shareholders who are taxed at individual rates will generally be eligible for taxation at lower capital gains rates, rather than at ordinary income rates. See “Taxation of U.S. Shareholders – Qualified Dividend Income.”

A taxable REIT subsidiary must not directly or indirectly operate or manage a lodging or health care facility or, generally, provide to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated. Although a taxable REIT subsidiary may not operate or manage a lodging facility, it may lease or own such a facility so long as the facility is a “qualified lodging facility” and is operated on behalf of the taxable REIT subsidiary by an “eligible independent contractor.” A “qualified lodging facility” is, generally, a hotel or motel at which no authorized gambling activities are conducted, and the customary amenities and facilities operated as part of, or associated with, the hotel or motel. An “eligible independent contractor” is an independent contractor that, at the time a management agreement is entered into with a taxable REIT subsidiary to operate a “qualified lodging facility,” is actively engaged in the trade or business of operating “qualified lodging facilities” for a person or persons unrelated to either the taxable

REIT subsidiary or any REITs with which the taxable REIT subsidiary is affiliated. A hotel management company that otherwise would qualify as an “eligible independent contractor” with regard to a taxable REIT subsidiary of Host Marriott will not so qualify if the hotel management company and/or one or more actual or constructive owners of 10% or more of the hotel management company actually or constructively own more than 35% of Host Marriott, or one or more actual or constructive owners of more than 35% of the hotel management company own 35% or more of Host Marriott (determined by taking into account only the stock held by persons owning, directly or indirectly, more than 5% of the outstanding common stock of Host Marriott and, if the stock of the eligible independent contractor is publicly-traded, 5% of the publicly-traded stock of the eligible independent contractor). Host Marriott believes, and currently intends to take all steps reasonably practicable to ensure, that none of its taxable REIT subsidiaries or any of their subsidiaries will engage in “operating” or “managing” its hotels and that the hotel management companies engaged to operate and manage hotels leased to or owned by its taxable REIT subsidiaries qualify as “eligible independent contractors” with regard to those taxable REIT subsidiaries.

Certain restrictions are imposed on taxable REIT subsidiaries. First, a taxable REIT subsidiary may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the taxable REIT subsidiary’s adjusted taxable income for that year (although the taxable REIT subsidiary may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied). In addition, Host Marriott would be obligated to pay a 100% penalty tax on some payments that it receives, including interest or rent, or on certain expenses deducted by the taxable REIT subsidiary, if the IRS were able to assert successfully that the economic arrangements between the REIT, the REIT’s tenants and the taxable REIT subsidiary did not meet specified standards set forth in the Internal Revenue Code. Host Marriott’s taxable REIT subsidiaries will make substantial interest and other payments to Host Marriott, including payments of rent under the hotel leases. There can be no assurance that the limitation on interest deductions applicable to taxable REIT subsidiaries will not apply to the interest payments made to Host Marriott by its taxable REIT subsidiaries, resulting in an increase in the corporate tax liability of each such subsidiary. In addition, there can be no assurance that the Internal Revenue Service might not seek to impose the 100% excise tax on a portion of payments received by us from, or expenses deducted by, our taxable REIT subsidiaries. To the extent that one of Host Marriott’s taxable REIT subsidiaries pays dividends to Host Marriott in a particular calendar year, a portion of the dividends paid by Host Marriott to shareholders who are taxed at individual rates will generally be subject to taxation at reduced capital gains rates, rather than tax at ordinary income rates. See “Taxation of Taxable U.S. Shareholders – Qualified Dividend Income.”

Ownership of Partnership Interests by a REIT

A REIT that is a partner in a partnership will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership retains the same character in the hands of the REIT for purposes of the gross income tests and the asset tests applicable to REITs, as described below. Thus, Host Marriott’s proportionate share of the assets and items of income of the Operating Partnership, including the Operating Partnership’s share of such items of any subsidiaries that are partnerships or limited liability companies that have not elected to be treated as corporations for federal income tax purposes, are treated as assets and items of income of Host Marriott for purposes of applying the requirements described herein. A summary of the rules governing the federal income taxation of partnerships and their partners is provided below in “—Tax Aspects of Host Marriott’s Ownership of Interests in the Operating Partnership.” As the sole general partner of the Operating Partnership, Host Marriott has direct control over the Operating Partnership and indirect control over the subsidiaries in which the Operating Partnership or a subsidiary has a controlling interest. Host Marriott currently intends to operate these entities in a manner consistent with the requirements for qualification of Host Marriott as a REIT.

Income Tests Applicable to REITs

In order to maintain qualification as a REIT, Host Marriott must satisfy the following two gross income requirements for each taxable year:

•	At least 75% of Host Marriott’s gross income, excluding gross income from “prohibited transactions,” must be derived directly or indirectly from investments relating to real property or mortgages on real property, including “rents from real property,” gains on the disposition of real estate, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property, or from some types of temporary investments.

•	At least 95% of Host Marriott’s gross income, excluding gross income from “prohibited transactions,” must be derived from any combination of income qualifying under the 75% test, dividends, interest, some payments under hedging instruments and gain from the sale or disposition of stock or securities, including some hedging instruments.

Rents paid pursuant to Host Marriott’s leases, together with gain on the disposition of assets and dividends and interest received from Host Marriott’s “taxable REIT subsidiaries,” currently constitute substantially all of the gross income of Host Marriott. Several conditions must be satisfied in order for rents received by Host Marriott, including the rents received pursuant to the leases, to qualify as “rents from real property.” First, the amount of rent must not be based in whole or in part on the income or profits of any person. An amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Second, rents received from a tenant will not qualify as “rents from real property” if Host Marriott, or an actual or constructive owner of 10% or more of Host Marriott, actually or constructively owns 10% or more of the tenant. This type of tenant is referred to below as a related party tenant. As a result of REIT tax law changes under the “REIT Modernization Act”, for taxable years beginning after December 31, 2000, Host Marriott has been able to lease its hotel properties to a taxable REIT subsidiary without the rents received from that subsidiary being disqualified as “rents from real property” by reason of Host Marriott’s direct or indirect ownership interest in the subsidiary.

Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as “rents from real property.” Under prior law, this 15% test was based on relative adjusted tax bases. For taxable years beginning after December 31, 2000, however, the test is based on relative fair market values.

Fourth, if Host Marriott operates or manages a property or furnishes or renders certain “impermissible services” to the tenants at the property, and the income derived from the services exceeds one percent of the total amount received by Host Marriott with respect to the property, then no amount received by Host Marriott with respect to the property will qualify as “rents from real property.” Impermissible services are services other than services “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” For these purposes, the income that Host Marriott is considered to receive from the provision of “impermissible services” will not be less than 150% of the cost of providing the service. If the amount so received is one percent or less of the total amount received by Host Marriott with respect to the property, then only the income from the impermissible services will not qualify as “rents from real property.”

There are two exceptions to this rule. First, impermissible services can be provided to tenants through an independent contractor from whom Host Marriott derives no income. To the extent that impermissible services are provided by an independent contractor, the cost of the services generally must be borne by the independent contractor. Second, for Host Marriott’s taxable years beginning after December 31, 2000, impermissible services can be provided to tenants at a property by a taxable REIT subsidiary.

The Operating Partnership and each subsidiary that owns hotels entered into leases with subsidiaries of Crestline that commenced on January 1, 1999 and pursuant to which the hotels are leased for an initial term ranging generally from seven to ten years. Each lease provides for periodic payments of a specified base rent plus, to the extent that it exceeds the base rent, additional rent which is calculated based upon the gross sales of the hotels subject to the lease, plus certain other amounts.

As described above, beginning January 1, 2001, Host Marriott has been permitted to lease its hotel properties to a taxable REIT subsidiary so long as certain conditions are satisfied. The leases with Crestline provided that, following a change of law such as the enactment of the REIT Modernization Act, Host Marriott had the right, beginning on January 1, 2001, to purchase, or have a taxable REIT subsidiary of Host Marriott purchase, the leases for a purchase price equal to the fair market value of Crestline’s interests in the leases. Effective as of January 1, 2001, a taxable REIT subsidiary of Host Marriott purchased from Crestline the leasehold interests with regard to all but one of Host Marriott’s full-service hotels leased to Crestline for approximately $207 million, including certain costs attributable to such purchase. In June of 2001, a taxable REIT subsidiary of Host Marriott acquired the remaining full-service hotel lease from Crestline and the leases for three full-service hotels leased to another third party lessee.

As discussed above, in order for the rent paid pursuant to the leases to constitute “rents from real property,” the leases must be respected as true leases for federal income tax purposes. Accordingly the leases cannot be treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the leases are true leases for federal income tax purposes depends upon an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following:

•	the intent of the parties;

•	the form of the agreement;

•	the degree of control over the property that is retained by the property owner (e.g., whether the lessee has substantial control over the operation of the property or whether the lessee was required simply to use its best efforts to perform its obligations under the agreement); and

•	the extent to which the property owner retains the risk of loss with respect to the property (e.g., whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property) or the potential for economic gain (e.g., appreciation) with respect to the property.

In addition, Section 7701(e) of the Internal Revenue Code provides that a contract that purports to be a service contract or a partnership agreement is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors. Since the determination of whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case.

Host Marriott’s leases have been structured with the intent to qualify as true leases for federal income tax purposes. For example, with respect to each lease:

•	the Operating Partnership or the applicable subsidiary or other lessor entity and the lessee intend for their relationship to be that of a lessor and lessee, and such relationship is documented by a lease agreement;

•	the lessee has the right to exclusive possession and use and quiet enjoyment of the hotels covered by the lease during the term of the lease;

•	the lessee bears the cost of, and will be responsible for, day-to-day maintenance and repair of the hotels other than the cost of certain capital expenditures, and will dictate through the hotel managers, who work for the lessees during the terms of the leases, how the hotels are operated and maintained;

•	the lessee bears all of the costs and expenses of operating the hotels, including the cost of any inventory used in their operation, during the term of the lease, other than the cost of certain furniture, fixtures and equipment, and certain capital expenditures;

•	the lessee benefits from any savings and bears the burdens of any increases in the costs of operating the hotels during the term of the lease;

•	in the event of damage or destruction to a hotel, the lessee is at economic risk because it will bear the economic burden of the loss in income from operation of the hotels subject to the right, in certain circumstances, to terminate the lease if the lessor does not restore the hotel to its prior condition;

•	the lessee has indemnified the Operating Partnership or the applicable subsidiary against all liabilities imposed on the Operating Partnership or the applicable subsidiary during the term of the lease by reason of (A) injury to persons or damage to property occurring at the hotels or (B) the lessee’s use, management, maintenance or repair of the hotels;

•	the lessee is obligated to pay, at a minimum, substantial base rent for the period of use of the hotels under the lease;

•	the lessee stands to incur substantial losses or reap substantial gains depending on how successfully it, through the hotel managers, who work for the lessees during the terms of the leases, operates the hotels;

•	Host Marriott and the Operating Partnership believe that each lessee reasonably expected, at the times the leases were entered into and subsequently renewed or extended, to derive a meaningful profit, after expenses and taking into account the risks associated with the lease, from the operation of the hotels during the term of its leases; and

•	upon termination of each lease, the applicable hotel is expected to have a remaining useful life equal to at least 20% of its expected useful life on the date of the consummation of the REIT conversion, and a fair market value equal to at least 20% of its fair market value on the date of the consummation of the REIT conversion.

If, however, the leases were recharacterized as service contracts or partnership agreements, rather than true leases, or disregarded altogether for tax purposes, all or part of the payments that the Operating Partnership receives from the lessees would not be considered rent or would not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, Host Marriott very likely would not be able to satisfy either the 75% or 95% gross income tests and, as a result, would lose its REIT status.

In addition, except for permitted leases to a taxable REIT subsidiary beginning January 1, 2001, the lessees must not be regarded as related party tenants. A lessee of Host Marriott (including for years ended prior to January 1, 2001, all of the Crestline lessees and, for years beginning on or after January 1, 2001, the Crestline lessees owning the hotel leasehold interests not acquired from Crestline by a taxable REIT subsidiary of Host Marriott) will be regarded as a related party tenant only if Host Marriott and/or one or more actual or constructive owners of 10% or more of Host Marriott actually or constructively own 10% or more of such lessee (including, with regard to a Crestline lessee, through an ownership interest in Crestline). In order to help preclude Host Marriott’s lessees from being regarded as related party tenants, the following organizational documents contain these ownership limits:

•	Host Marriott’s charter expressly prohibits any person or persons acting as a group or entity from owning, actually and/or constructively, more than 9.8% of the lesser of the number or value of the shares of capital stock of Host Marriott (subject to a limited exception for a holder of shares of capital stock of Host Marriott in excess of the ownership limit solely by reason of the merger of Host Marriott’s predecessor corporation into Host Marriott, which exception applied to the extent that the holder thereof did not own, directly or by attribution under the Internal Revenue Code, more than 9.9% in value of the outstanding shares of capital stock of Host Marriott as a result of the merger) or any other class or series of shares of stock of Host Marriott; and

•	the Operating Partnership’s partnership agreement expressly prohibits any person, or persons acting as a group, or entity, other than Host Marriott and an affiliate of The Blackstone Group and a series of related funds controlled by Blackstone Real Estate Partners (the “Blackstone Entities”), from owning more than 4.9% by value of any class of interests in the Operating Partnership.

In addition, during the period that Crestline leased a material number of our hotels, Crestline’s articles of incorporation expressly prohibited any person or persons acting as a group, including Host Marriott and/or any 10% or greater shareholder of Host Marriott, from owning more than 9.8% of the lesser of the number or value of the shares of capital stock of Crestline.

Each of the prohibitions described above contains self-executing enforcement mechanisms. Assuming that these prohibitions are enforced at all times (subject to any waivers permitted under the operative documents), the lessees of Host Marriott that are not taxable REIT subsidiaries should not be regarded as related party tenants. There can be no assurance, however, that these ownership restrictions will be enforced in accordance with their terms in all circumstances or otherwise will ensure that the lessees will not be regarded as related party tenants.

As indicated above, “rents from real property” must not be based in whole or in part on the income or profits of any person. Payments made pursuant to Host Marriott’s leases should qualify as “rents from real property” since they are generally based on either fixed dollar amounts or on specified percentages of gross sales fixed at the time the leases were entered into. The foregoing assumes that the leases are not renegotiated during their term in a manner that has the effect of basing either the percentage rent or base rent on income or profits. The foregoing also assumes that the leases are not in reality used as a means of basing rent on income or profits. More generally, the rent payable under the leases will not qualify as “rents from real property” if, considering the leases and all the surrounding circumstances, the arrangement does not conform with normal business practice. Host Marriott currently intends that it will not renegotiate the percentages used to determine the percentage rent during the terms of the leases in a manner that has the effect of basing rent on income or profits. In addition, Host Marriott believes that the rental provisions and other terms of the leases conform with normal business practice and generally were not intended to be used as a means of basing rent on income or profits. Furthermore, Host Marriott currently intends that, with respect to other properties that it acquires in the future, it will not charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage of gross revenues, as described above.

Host Marriott leases certain items of personal property to the lessees in connection with its leases. Under the Internal Revenue Code, if a lease provides for the rental of both real and personal property and the portion of the rent attributable to personal property is 15% or less of the total rent due under the lease, then all rent paid pursuant to such lease qualifies as “rent from real property.” If, however, a lease provides for the rental of both real and personal property, and the portion of the rent attributable to personal property exceeds 15% of the total rent due under the lease, then no portion of the rent that is attributable to personal property will qualify as “rent from real property.” The amount of rent attributable to personal property is the amount which bear the same ratio to total rent for the taxable year as the average of the fair market value of the personal property at the beginning and end of the year bears to the average of the aggregate adjusted tax bases of both the real and personal property at the beginning and end of such year. Host Marriott believes that, with respect to each of its leases that includes a lease of items of personal property, either the amount of rent attributable to personal property with respect to such lease will not exceed 15% of the total rent due under the lease (determined under the law in effect for the applicable period), or, with respect to leases where the rent attributable to personal property constitutes non-qualifying income, such amounts, when taken together with all other nonqualifying income earned by Host Marriott, will not jeopardize Host Marriott’s status as a REIT. For Host Marriott’s taxable years prior to 2001, the personal property test was based on adjusted tax basis as opposed to fair market value.

Each lease permits the Operating Partnership to take certain measures, including requiring the lessee to purchase certain furniture, fixtures and equipment or to lease such property from a third party, including a non-controlled subsidiary or a taxable REIT subsidiary, if necessary to ensure that all of the rent attributable to personal property with respect to such lease will qualify as “rents from real property.” In order to protect Host Marriott’s ability to qualify as a REIT, the Operating Partnership sold substantial personal property associated with a number of hotels acquired in connection with the REIT conversion to a non-controlled subsidiary. The non-controlled subsidiary, which elected, effective January 1, 2001, to be a taxable REIT subsidiary, separately leases all such personal property directly to the applicable lessee and receives rental payments that Host Marriott believes represent the fair rental value of such personal property directly from the lessees. If, however, such arrangements are not respected for federal income tax purposes, Host Marriott might not qualify as a REIT.

If any of the hotels were to be operated directly by the Operating Partnership or a subsidiary as a result of a default by a lessee under the applicable lease, such hotel would constitute foreclosure property until the close of the third tax year following the tax year in which it was acquired, or for up to an additional three years if an extension is granted by the IRS, provided that:

•	the operating entity conducts operations through an independent contractor, which might, but would not necessarily in all circumstances, include Marriott International and its subsidiaries, within 90 days after the date the hotel is acquired as the result of a default by a lessee;

•	the operating entity does not undertake any construction on the foreclosed property other than completion of improvements that were more than 10% complete before default became imminent;

•	foreclosure was not regarded as foreseeable at the time the applicable lessor entered into such lease; and

•	Host Marriott elects on its federal income tax return filed for the year in which the foreclosure occurred to treat the hotel as “foreclosure property.”

For as long as such hotel constitutes foreclosure property, the income from the hotel would be subject to tax at the maximum corporate rates, but it would qualify under the 75% and 95% gross income tests. However, if such hotel does not constitute foreclosure property at any time in the future, income earned from the disposition or operation of such hotel will not qualify under the 75% and 95% gross income tests. For Host Marriott’s taxable years beginning after December 31, 2000, if a lessee defaults under a lease, the Operating Partnership is permitted to lease the hotel to a taxable REIT subsidiary, subject to the limitations described above, in which case the hotel would not become foreclosure property.

“Interest” generally will be nonqualifying income for purposes of the 75% and 95% gross income tests if it depends in whole or in part on the income or profits of any person. However, interest will not fail so to qualify solely by reason of being based upon a fixed percentage or percentages of receipts or sales. Host Marriott has received and expects to continue to receive interest payments from its taxable REIT subsidiaries (and, prior to January 1, 2001, its non-controlled subsidiaries). These amounts of interest are qualifying income for purposes of the 95% gross income test but not the 75% gross income test. Host Marriott does not anticipate that the amounts of interest derived from its taxable REIT subsidiaries will affect its ability to continue to satisfy the 75% gross income test.

Host Marriott also receives dividends from its taxable REIT subsidiaries, and it could realize capital gains with respect to its investments in its taxable REIT subsidiaries (either due to distributions received from those subsidiaries or upon a disposition of part or all of its interest in a taxable REIT subsidiary). The Operating Partnership’s share of any dividends received from one or more of the taxable REIT subsidiaries or capital gains recognized with respect thereto should qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. The Operating Partnership does not anticipate that it will receive sufficient dividends from the taxable REIT subsidiaries and/or capital gains with respect to the taxable REIT subsidiaries to cause it to fail the 75% gross income test.

Host Marriott inevitably will have some gross income from various sources, including the sources described in the preceding paragraphs, that fails to constitute qualifying income for purposes of one or both of the gross income tests. Taking into account its actual and anticipated sources of non-qualifying income, however, Host Marriott believes that its aggregate gross income from all sources has satisfied, and Host Marriott currently intends that its aggregate gross income will continue to satisfy, the 75% and 95% gross income tests applicable to REITs for each taxable year commencing on or after January 1, 1999.

If Host Marriott were to fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it were entitled to relief under certain provisions of the Internal Revenue Code. These relief provisions generally would be available if Host Marriott’s failure to meet such tests was due to reasonable cause and not due to willful neglect, Host Marriott were to attach a schedule of the sources of its income to its federal income tax return, and any incorrect information set forth on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances Host Marriott would be entitled to the benefit of these relief provisions. If these relief provisions were inapplicable to a particular set of circumstances involving Host Marriott, Host Marriott would not qualify as a REIT. As discussed above under “—General,” even if these relief provisions were to apply, a tax would be imposed with respect to the excess net income.

Any gain realized by Host Marriott on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business, including Host Marriott’s share of any such gain realized by the Operating Partnership, will be treated as income from a “prohibited transaction” that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends upon all the facts and circumstances with respect to the particular transaction. The Operating Partnership currently intends that both it and its subsidiaries will hold hotels for investment with a view to long-term appreciation, to engage in the business of acquiring and owning hotels and to make sales of hotels as are consistent with the Operating Partnership’s investment objectives. There can be no assurance, however, that the IRS might not contend that one or more of these sales is subject to the 100% penalty tax.

Asset Tests Applicable to REITs

At the close of each quarter of its taxable year, Host Marriott must satisfy the following four tests relating to the nature of its assets:

(1)	at least 75% of the value of Host Marriott’s total assets must be represented by real estate assets and certain cash items. Host Marriott’s real estate assets include, for this purpose, its allocable share of real estate assets held by the Operating Partnership and the non-corporate subsidiaries of the Operating Partnership, as well as stock or debt instruments held for less than one year purchased with the proceeds of a stock offering or a long-term (at least five years) debt offering of Host Marriott, cash, cash items and government securities. Host Marriott’s real estate assets do not include stock or debt instruments (other than mortgages) issued by its taxable REIT subsidiaries or their subsidiaries;

(2)	not more than 25% of Host Marriott’s total assets may be represented by securities other than those in the 75% asset class;

(3)	except for equity investments in REITs, qualified REIT subsidiaries, or taxable REIT subsidiaries, and except for other securities that qualify as “real estate assets” for purposes of the test described in clause (1):

•	the value of any one issuer’s securities owned by Host Marriott may not exceed 5% of the value of Host Marriott’s total assets;

•	Host Marriott may not own more than 10% of any one issuer’s outstanding voting securities; and

•	Host Marriott may not own more than 10% of the value of the outstanding securities of any one issuer; and

(4)	for taxable years beginning after December 31, 2000, not more than 20% of Host Marriott’s total assets may be represented by securities of taxable REIT subsidiaries.

Securities for purposes of the asset tests may include debt securities. However, debt of an issuer will not count as a security for purposes of the 10% value test if the debt securities are “straight debt” as defined in Section 1361 of the Internal Revenue Code and (1) the issuer is an individual, (2) the only securities of the issuer that the REIT holds are straight debt or (3) if the issuer is a partnership, the REIT holds at least a 20% profits interest in the partnership.

For years prior to 2001, the Operating Partnership did not own any of the voting stock of the non-controlled subsidiaries but it did own 100% of the nonvoting stock of each of them. Neither Host Marriott, the Operating Partnership, nor any of the non-corporate subsidiaries of the Operating Partnership has owned or currently intends to own, as of each relevant testing date, more than 10% of (i) the voting securities of any entity that is treated as a corporation for federal income tax purposes, except for, with regard to periods beginning after December 31, 2000, corporations or other entities that qualify and elect to be treated as taxable REIT subsidiaries or (ii) the value of the securities of any issuer with regard to periods beginning after December 31, 2000, except for securities of taxable REIT subsidiaries or those that satisfy the “straight debt” exception described above. In addition, Host Marriott believes that the value of the securities of any one issuer owned by Host Marriott, the Operating Partnership, or any of the non-corporate subsidiaries of the Operating Partnership, including Host Marriott’s pro rata share of the value of the securities of the non-controlled subsidiaries, has not exceeded 5% of the total value of Host Marriott’s assets for prior years, unless the issuer was a taxable REIT subsidiary, and Host Marriott currently intends not to exceed that percentage threshold in subsequent years unless the issuer is a taxable REIT subsidiary. Host Marriott believes that the aggregate value of its securities in its taxable REIT subsidiaries has not exceeded, and currently intends that such aggregate value will not exceed, 20% of the value of its total assets. There can be no assurance, however, that the IRS might not contend that the value of Host Marriott’s securities has exceeded on a relevant testing date one or more of the value limitations or that nonvoting stock of the non-controlled subsidiaries should be considered “voting stock” for this purpose.

After initially meeting the asset tests at the close of any quarter, Host Marriott will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by the disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. An example of such an acquisition would be an increase in Host Marriott’s interest in the Operating Partnership as a result of the exercise of a limited partner’s redemption right relating to units in the Operating Partnership (“OP Units”) or an additional capital contribution of proceeds from an offering of capital stock by Host Marriott. Host Marriott has monitored and currently intends to continue to monitor its compliance with the asset tests and to take such actions within 30 days after the close of any quarter, to the extent reasonably practicable, as may be required to cure any noncompliance. If Host Marriott fails to cure noncompliance with the asset tests within such time period, Host Marriott would cease to qualify as a REIT.

Annual Distribution Requirements Applicable to REITs

To qualify as a REIT, Host Marriott is required to distribute dividends, other than capital gain dividends, to its shareholders in an amount at least equal to

(i)    the sum of (a) 90% of its “REIT taxable income,” computed without regard to the dividends paid deduction and Host Marriott’s net capital gain, and (b) 90% of the net income, after tax, if any, from foreclosure property, minus

(ii)    the sum of certain items of noncash income.

For years prior to 2001, the applicable percentage was 95%, rather than 90%.

Such distributions generally must be paid in the taxable year to which they relate. Dividends may be paid in the following taxable year in two circumstances. First, dividends may be paid in the following taxable year if declared before Host Marriott timely files its tax return for such year and if paid on or before the first regular dividend payment date after such declaration. Second, if Host Marriott declares a dividend in October, November or December of any year with a record date in one of those months and pays the dividend on or before January 31 of the following year, Host Marriott will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. Host Marriott currently intends to make timely distributions sufficient to satisfy these annual distribution requirements. In this regard, the Operating Partnership’s partnership agreement authorizes Host Marriott, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit Host Marriott to meet these distribution requirements.

To the extent that Host Marriott does not distribute all of its net capital gain or distributes at least 90%, but less than 100%, of its “REIT taxable income” within the periods described in the prior paragraph, it is subject to income tax thereon at regular capital gain and ordinary corporate tax rates.

There is a possibility that Host Marriott’s “REIT taxable income” could exceed its cash flow, due in part to certain “non-cash” or “phantom” income expected to be taken into account in computing Host Marriott’s “REIT taxable income.” It is possible, because of these differences in timing between Host Marriott’s recognition of taxable income and its receipt of cash available for distribution, that Host Marriott, from time to time, may not have sufficient cash or other liquid assets to meet its distribution requirements. In this event, in order to meet the distribution requirements, Host Marriott may find it necessary to arrange for short-term, or possibly long-term, borrowings to fund required distributions and/or to pay dividends in the form of taxable stock dividends.

Host Marriott calculates its “REIT taxable income” based upon the conclusion that the non-corporate subsidiaries of the Operating Partnership or the Operating Partnership itself, as applicable, is the owner of the hotels for federal income tax purposes. As a result, Host Marriott expects that the depreciation deductions with respect to the hotels will reduce its “REIT taxable income.” This conclusion is consistent with the conclusion above that the leases of Host Marriott’s hotels have been and will continue to be treated as true leases for federal income tax purposes. If, however, the IRS were to challenge successfully this position, in addition to failing in all likelihood the 75% and 95% gross income tests described above, Host Marriott also might be deemed retroactively to have failed to meet the REIT distribution requirements and would have to rely on the payment of a “deficiency dividend” in order to retain its REIT status.

Under certain circumstances, Host Marriott may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to shareholders in a later year, which may be included in Host Marriott’s deduction for dividends paid for the earlier year. Thus, Host Marriott may be able to avoid being taxed on amounts distributed as deficiency dividends; however, Host Marriott would be required to pay to the IRS interest based upon the amount of any deduction taken for deficiency dividends.

Host Marriott would be subject to a 4% excise tax on any excess of the required distribution over the sum of amounts actually distributed and amounts retained for which federal income tax was paid, if Host Marriott did not distribute during each calendar year at least the excess of the sum of:

(1)    85% of its REIT ordinary income for the year;

(2)    95% of its REIT capital gain net income for the year; and

(3)    any undistributed taxable income from prior taxable years, over excess distributions from prior years.

A REIT may elect to retain rather than distribute all or a portion of its net capital gains and pay the tax on the gains. In that case, a REIT may elect to have its shareholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by the REIT. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed.

Failure of Host Marriott to Qualify as a REIT

If Host Marriott were to fail to qualify for taxation as a REIT in any taxable year, and if the relief provisions were not to apply, Host Marriott would be subject to tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. Distributions to shareholders in any year in which Host Marriott were to fail to qualify would not be deductible by Host Marriott nor would they be required to be made. As a result, Host Marriott’s failure to qualify as a REIT would significantly reduce the cash available for distribution by Host Marriott to its shareholders and could materially reduce the value of its capital stock. In addition, if Host Marriott were to fail to qualify as a REIT, all distributions to shareholders would be taxable as dividends, to the extent of Host Marriott’s current and accumulated E&P, whether or not attributable to capital gains of Host Marriott. Subject to certain limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction with respect to these distributions and individual distributees may be eligible for the reduced rate of 15% or less on such dividends. Unless entitled to relief under specific statutory provisions, Host Marriott also would be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances Host Marriott would be entitled to such statutory relief.

Tax Aspects of Host Marriott’s Ownership of Interests in the Operating Partnership

General

Substantially all of Host Marriott’s investments are held through the Operating Partnership, which holds the hotels either directly or through certain subsidiaries. In general, partnerships are “pass-through” entities that are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. Host Marriott includes in its income its proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, Host Marriott includes its proportionate share of assets held through the Operating Partnership and those of its subsidiaries that are either disregarded as separate entities or treated as partnerships for tax purposes. See “—Federal Income Taxation of Host Marriott—Ownership of Partnership Interests by a REIT” above.

Entity Classification

If the Operating Partnership or any non-corporate subsidiary were treated as an association, the entity would be taxable as a corporation and therefore would be subject to an entity level tax on its income. In such a situation, the character of Host Marriott’s assets and items of gross income would change and could preclude Host Marriott from qualifying as a REIT (see “—Federal Income Taxation of Host Marriott—Asset Tests Applicable to REITs” and “—Income Tests Applicable to REITs” above).

The entire discussion of the tax treatment of Host Marriott and the federal income tax consequences of the ownership of common stock of Host Marriott is based on the assumption that the Operating Partnership and all of its subsidiaries (other than Host Marriott’s taxable REIT subsidiaries and their subsidiaries) are classified as partnerships or disregarded as separate entities for federal income tax purposes. Pursuant to regulations under Section 7701 of the Internal Revenue Code, a partnership will be treated as a partnership for federal income tax purposes unless it elects to be treated as a corporation or would be treated as a corporation because it is a “publicly traded partnership.”

Neither the Operating Partnership nor any of its non-corporate subsidiaries that is not a taxable REIT subsidiary has elected or will elect to be treated as a corporation. Therefore, subject to the disclosure below, the Operating Partnership and each such subsidiary will be treated as a partnership for federal income tax purposes (or, if such an entity has only one partner or member, disregarded entirely for federal income tax purposes).

Pursuant to Section 7704 of the Internal Revenue Code, a partnership that does not elect to be treated as a corporation nevertheless will be treated as a corporation for federal income tax purposes if it is a “publicly traded partnership” and it does not derive at least 90% of its income from certain specified sources of “qualifying income” within the meaning of that section. A “publicly traded partnership” is any partnership (i) the interests in which are traded on an established securities market or (ii) the interests in which are readily tradable on a “secondary market or the substantial equivalent thereof.” Units of limited partner interest in the Operating Partnership, or “OP Units,” will not be traded on an established securities market. There is a significant risk, however, that the OP Units could be considered readily tradable on the substantial equivalent of a secondary market. In that event, the Operating Partnership could be treated as a “publicly traded partnership,” but even then it would only be taxable as a corporation if less than 90% of its gross income were to constitute “qualifying income.” Treasury Regulations under Section 7704 of the Internal Revenue Code set forth certain “safe harbors” under which interests will not be treated as “readily tradable on a secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 (the “Safe Harbors”).

For purposes of determining whether the “qualifying income” exception is satisfied, the income requirements generally applicable to REITs and the definition of “qualifying income”

under Section 7704 of the Internal Revenue Code are similar in most key respects. There is one significant difference, however, that was particularly relevant to the Operating Partnership prior to January 1, 2001. For a REIT, rent from a tenant does not qualify as “rents from real property” if the REIT and/or one or more actual or constructive owners of 10% or more of the REIT actually or constructively own 10% or more of the tenant (subject to an exception for rents from a tenant that is a taxable REIT subsidiary). Under Section 7704 of the Internal Revenue Code, rent from a tenant is not qualifying income if a partnership and/or one or more actual or constructive owners of 5% or more of the partnership actually or constructively own 10% or more of the tenant.

Prior to January 1, 2001, a substantial majority of the Operating Partnership’s income came from rent payments by subsidiaries of Crestline. Accordingly, because the Blackstone Entities, Host Marriott and any owner of 10% or more of Host Marriott would own or would be deemed to own 5% or more of the Operating Partnership, if the Blackstone Entities, Host Marriott and/or any owner of 10% or more of Host Marriott were to have owned or be deemed to own collectively 10% or more of Crestline, none of the rent from the Crestline lessees during those time periods would have been qualifying income for purposes of determining whether the Operating Partnership should be taxed as a corporation. In order to avoid this result, the Crestline articles of incorporation expressly provided that no person (or persons acting as a group), including the Blackstone Entities, Host Marriott and any owner of 10% or more of Host Marriott, may own, actually and/or constructively, more than 9.8% by value of the equity in Crestline and the Crestline articles of incorporation contain self-executing mechanisms intended to enforce this prohibition. In addition, the Operating Partnership’s partnership agreement prohibits any person, or persons acting as a group, or entity, other than an affiliate of the Blackstone Entities and Host Marriott, from owning, actually and/or constructively, more than 4.9% of the value of the Operating Partnership, and the Host Marriott charter prohibits any person, or persons acting as a group, or entity, including the Blackstone Entities and the Marriott family and their affiliated entities as a group, from, subject to certain limited exceptions, owning, actually and/or constructively, more than 9.8% of the lesser of the number or value of the total outstanding shares of common stock of Host Marriott. If these prohibitions (or the terms of any waivers permitted under the operative documents) were not enforced during the period that Crestline owned the lessees of Host Marriott’s hotels, there is a significant likelihood that the Operating Partnership would have been treated as a corporation for federal income tax purposes if the Operating Partnership were considered a publicly traded partnership under the Internal Revenue Code.

As described above, as a result of the passage of the REIT Modernization Act, for taxable years beginning after December 31, 2000, the Operating Partnership has been able to lease its hotel properties to a taxable REIT subsidiary without the rents received from that subsidiary being disqualified as “rents from real property” under the REIT rules by reason of the Operating Partnership’s ownership interest in the subsidiary. See “—Federal Income Taxation of Host Marriott— Income Tests Applicable to REITs” above.

If the Operating Partnership were taxable as a corporation, most, if not all, of the tax consequences described herein would be inapplicable. In particular, Host Marriott would not qualify as a REIT because the value of Host Marriott’s ownership interest in the Operating Partnership would exceed 5% of Host Marriott’s assets and Host Marriott would be considered to hold more than 10% of the voting securities (and 10% of the value of the outstanding securities) of another corporation (see “—Federal Income Taxation of Host Marriott—Asset Tests Applicable

to REITs” above). In this event, the value of Host Marriott common stock could be adversely affected (see “—Federal Income Taxation of Host Marriott—Failure of Host Marriott to Qualify as a REIT” above).

Except with regard to the exercise of the right to redeem OP Units and certain “permitted transfers” (generally among related individuals or entities) under the partnership agreement of the Operating Partnership, no limited partner may transfer OP Units without the prior written consent of Host Marriott, as general partner of the Operating Partnership, which consent may be withheld in the General Partner’s sole discretion. The partnership agreement of the Operating Partnership provides that Host Marriott shall take such actions, if any, that are reasonably necessary or appropriate to prevent the Operating Partnership from being classified as a publicly traded partnership and, except as provided otherwise in the partnership agreement, to permit the Operating Partnership to insure that at least one of the Safe Harbors in met. Host Marriott may exercise its authority, as general partner, under the partnership agreement to impose limitations on the exercise of the right to redeem OP Units only to the extent that outside tax counsel provides to Host Marriott an opinion to the effect that, in the absence of such limitation or restriction, there is a significant risk that the Operating Partnership will be treated as a publicly traded partnership and, by reason thereof, taxable as a corporation. These limitations, if imposed, could adversely affect the interests of holders of OP Units.

Allocations of Operating Partnership Income, Gain, Loss and Deduction

A partnership agreement will generally determine the allocation of income and loss among partners. However, such allocations will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Internal Revenue Code and the applicable regulations. Generally, Section 704(b) and the applicable regulations require that partnership allocations respect the economic arrangement of the partners.

If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The allocations of taxable income and loss provided for in the Operating Partnership partnership agreement and the partnership agreements and operating agreements of the non-corporate subsidiaries are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the regulations promulgated thereunder.

Tax Allocations with Respect to the Hotels

Pursuant to Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property, such as the hotels, that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the difference between the adjusted tax basis and the fair market value of such property at the time of contribution associated with the property at the time of the contribution. This difference is known as built-in gain. The Operating Partnership agreement requires that such allocations be made in a manner consistent with Section 704(c) of the Internal Revenue Code. In general, the partners of the Operating Partnership, including Host Marriott, who contributed depreciated assets having built-in gain are allocated depreciation deductions for tax purposes that are lower than such deductions would be if determined on a pro rata basis. Thus, the carryover basis of the contributed assets in the hands of the Operating Partnership may cause Host Marriott to be allocated lower depreciation and other deductions, and therefore to be effectively allocated more income, which might adversely affect Host Marriott’s ability to comply with the REIT distribution requirements and/or cause a higher proportion of Host Marriott’s distributions to its shareholders to be taxed as dividends. See “—Federal Income Taxation of Host Marriott— Annual Distribution Requirements Applicable to REITs” above.

In addition, in the event of the disposition of any of the contributed assets which have built-in gain, all income attributable to the built-in gain generally will be allocated to the contributing partners, even though the proceeds of such sale would be allocated proportionately among all the partners and likely would be retained by the Operating Partnership, rather than distributed. Thus, if the Operating Partnership were to sell a hotel with built-in gain that was contributed to the Operating Partnership by Host Marriott’s predecessors or Host Marriott, Host Marriott generally would be allocated all of the income attributable to the built-in gain, which could exceed the economic, or “book,” income allocated to it as a result of such sale. Such an allocation might cause Host Marriott to recognize taxable income in excess of cash proceeds, which might adversely affect Host Marriott’s ability to comply with the REIT distribution requirements. In addition, Host Marriott will be subject to a corporate level tax on such gain to the extent the gain is recognized prior to January 1, 2009. See “—Federal Income Taxation of Host Marriott—Annual Distribution Requirements Applicable to REITs” and “—Federal Income Taxation of Host Marriott—General” above. It should be noted in this regard that as the general partner of the Operating Partnership, Host Marriott will determine whether or not to sell a hotel contributed to the Operating Partnership by Host Marriott.

The Operating Partnership and Host Marriott generally use the traditional method (with a provision for a curative allocation of gain on sale to the extent prior allocations of depreciation with respect to a specific hotel were limited by the “ceiling rule” applicable under the traditional method) to account for built-in gain with respect to the hotels contributed to the Operating Partnership in connection with the REIT conversion. This method is generally a more favorable method for accounting for built-in gain from the perspective of those partners, including Host Marriott, who received OP Units in exchange for property with a low basis relative to value at the time of the REIT conversion and is a less favorable method from the perspective of those partners who contributed cash or “high basis” assets to the Operating Partnership, including Host Marriott to the extent it contributes cash to the Operating Partnership.

Any property purchased by the Operating Partnership subsequent to the REIT conversion will initially have a tax basis equal to its fair market value, and Section 704(c) of the Internal Revenue Code will not apply.

Other Tax Consequences for Host Marriott and Its Shareholders

Host Marriott and its shareholders are subject to state or local taxation in various state or local jurisdictions, including those in which the Operating Partnership or Host Marriott’s shareholders transact business or reside. The state and local tax treatment of Host Marriott and its shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders of Host Marriott should consult their own tax advisors regarding the effect of state and local tax laws on an investment in Host Marriott. To the extent that Host Marriott owns assets or conducts operations in foreign jurisdictions, it also may be subject to certain foreign taxes.

A portion of the cash to be used by Host Marriott to fund distributions comes from dividends from the taxable REIT subsidiaries and, in some cases, interest on notes held by the Operating Partnership. The taxable REIT subsidiaries, and certain of their subsidiaries, are subject to federal, state and local income tax at the full applicable corporate rates (and foreign taxes to the extent that they own assets or have operations in foreign jurisdictions). To the extent that any of Host Marriott’s taxable REIT subsidiaries or any of their subsidiaries is required to pay federal, state or local taxes, or any foreign taxes, Host Marriott will receive less dividend income from the relevant entity and will have less cash available for distribution to shareholders.

As described above in “—Federal Income Taxation of Host Marriott—Taxable REIT Subsidiaries,” each of Host Marriott’s taxable REIT subsidiaries is fully taxable as a corporation and is subject to certain rules intended to restrict its ability to reduce its tax liability.

Taxation of Taxable U.S. Shareholders

The term “U.S. shareholder,” when used in this discussion, means a holder of securities who is, for United States federal income tax purposes:

•	a citizen or resident of the United States,

•	a corporation, partnership, or other entity treated as a corporation or partnership for United States federal income tax purposes, created or organized in or under the laws of the United States or of a state hereof or in the District of Columbia, unless, in the case of a partnership, Treasury Regulations provide otherwise,

•	an estate the income of which is subject to United States federal income taxation regardless of its source or

•	a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

Notwithstanding the preceding sentence, to the extent provided in Treasury Regulations, some trusts in existence on August 20, 1996, and treated as United States persons prior to this date that elect to continue to be treated as United States persons, shall also be considered U.S. shareholders. Generally, in the case of a partnership that holds our common stock, any partner that would be a U.S. shareholder if it held the stock directly is also a U.S. shareholder.

Distributions Generally

Distributions (or deemed distributions) made by Host Marriott out of its current or accumulated E&P, other than capital gain dividends or retained capital gains as discussed below, constitute dividends taxable to its taxable U.S. shareholders as ordinary income. So long as Host Marriott qualifies as a REIT, such distributions are not eligible for the dividends received deduction that is generally afforded to U.S. shareholders that are corporations. To the extent that Host Marriott makes distributions not designated as capital gain dividends in excess of its current and accumulated E&P, such distributions are treated first as a tax-free return of capital to each U.S. shareholder, reducing the adjusted basis which such U.S. shareholder has in its common stock for tax purposes by the amount of such distribution, but not below zero, with distributions in excess of such U.S. shareholder’s adjusted basis taxable as capital gains, provided that the common stock has been held as a capital asset. For purposes of determining whether distributions to holders of Host Marriott’s preferred stock or common stock are made out of Host Marriott’s current or accumulated earnings and profits for federal income tax purposes, earnings and profits are allocated first to Host Marriott’s preferred stock on a pro rata basis and then to Host Marriott’s common stock. Host Marriott will notify shareholders after the close of its taxable year as to the portions of distributions attributable to that year that constitute ordinary income, return of capital and capital gain. Host Marriott’s distributions of ordinary income, except to the extent properly designated by Host Marriott as qualified dividend income, will not quality for the maximum 15% capital gains rate that generally applies to distributions by non-REIT C Corporations to shareholders who are taxed as individuals.

Dividends declared by Host Marriott in October, November or December of any year and payable to a shareholder of record on a specified date in any such month are treated as both paid by Host Marriott and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by Host Marriott on or before January 31 of the following year.

For purposes of computing liability for alternative minimum tax, certain of Host Marriott’s alternative minimum tax adjustments will be treated as alternative minimum tax adjustments of its shareholders in the ratio that Host Marriott’s distributions bear to its taxable income (determined without regard to the deduction for dividends paid). Amounts treated as alternative minimum tax adjustments of Host Marriott’s shareholders are deemed to be derived by the shareholders proportionately from each such alternative minimum tax adjustment of Host Marriott and are taken into account by the shareholders in computing their alternative minimum taxable income for the taxable year to which the dividends are attributable.

Capital Gain Distributions; Retained Net Capital Gains

Distributions that Host Marriott properly designates as capital gain dividends are taxable to U.S. shareholders as gain from the sale or exchange of a capital asset held for more than one year (without regard to the period for which such taxable U.S. shareholder has held his common stock) to the extent that they do not exceed Host Marriott’s actual net capital gain for the taxable year. A U.S. shareholder’s share of a capital gain dividend is an amount which bears the same ratio to the total amount of dividends paid to such U.S. shareholder for the year as the aggregate amount designated as a capital gain dividend bears to the aggregate amount of all dividends paid on all classes of shares of stock for the year.

If we designate any portion of a dividend as a capital gain dividend, a U.S. shareholder will receive an Internal Revenue Service Form 1099 - DIV indicating the amount that will be taxable to the stockholder as capital gain. Corporate shareholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

Instead of paying capital gain dividends, Host Marriott may designate all or part of its net capital gain as “undistributed capital gain.” Host Marriott will be subject to tax at regular corporate rates on any undistributed capital gain.

A U.S. shareholder:

(1)	will include in its income as long-term capital gains its proportionate share of such undistributed capital gains; and

(2)	will be deemed to have paid its proportionate share of the tax paid by Host Marriott on such undistributed capital gains and receive a credit or a refund to the extent that the tax paid by Host Marriott exceeds the U.S. shareholder’s tax liability on the undistributed capital gain.

A U.S. shareholder will increase the basis in its common shares by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. The earnings and profits of Host Marriott will be adjusted appropriately.

Host Marriott will classify portions of any designated capital gain dividend or undistributed capital gain as either:

(1)	a 15% rate gain distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 15%; or

(2)	an “unrecaptured Section 1250 gain” distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 25%.

In addition, under a transitional rule applicable to taxable years including May 6, 2003, capital gain dividends attributable to sales or exchanges of property by Host Marriott prior to May 6, 2003, will be subject to a maximum rate of taxation of 20% for non-corporate U.S. shareholders.

Host Marriott must determine the maximum amounts that it may designate as 15% (or 20% for certain amounts in 2003) and 25% rate capital gain dividends by performing the computation required by the Internal Revenue Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%.

Qualified Dividend Income

Host Marriott may elect to designate a portion of its distributions paid to shareholders as “qualified dividend income.” That portion of a distribution which is properly designated as qualified dividend income is taxable to a non-corporate U.S. shareholder at capital gains rates, so long as the shareholder satisfies the applicable holding requirements. As a general rule, the shareholder must have held the common stock with respect to which the distribution is paid for more than 60 days during the 120-day period beginning 60 days before the ex-dividend date for the distribution and ending 60 days after that ex-dividend date. The maximum amount of Host Marriott’s distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(1)	the qualified dividend income received by Host Marriott during such taxable year from non-REIT corporations (including our taxable REIT subsidiaries);

(2)	the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the federal income tax paid by Host Marriott with respect to such undistributed REIT taxable income; and

(3)	the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a “C” corporation over the federal income tax paid by Host Marriott with respect to such built-in gain.

Generally, dividends that Host Marriott receives will be treated as qualified dividend income for purposes of (1) above if the dividends are received from a domestic corporation (other than a REIT or a regulated investment company) or a “qualifying foreign corporation” and specified holding period requirements and other requirements are met. A foreign corporation (other than a “foreign personal holding company,” a “foreign investment company,” or “passive foreign investment company”) will be a qualifying foreign corporation if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States that the Secretary of Treasury determines is satisfactory, or the stock of the foreign corporation on which the dividend is paid is readily tradable on an established securities market in the United States.

Sunset of Reduced Tax Rate Provisions.    The currently applicable provisions of the federal income tax laws relating to the 15% rate of capital gain taxation and the applicability of capital gain rates for designated qualified dividend income of REITs are currently scheduled to “sunset” or revert back to provisions of prior law effective for taxable years beginning after December 31, 2008. Upon the sunset of the current provisions, all dividend income of REITs and non-REIT corporations would be taxable at ordinary income rates and capital gain tax rates would be higher (20% instead of 15%). The impact of this reversion is not discussed herein. Consequently, shareholders should consult their own tax advisors regarding the effect of sunset provisions on an investment in Host Marriott common shares.

Host Marriott’s Losses; Investment Interest Limitation

U.S. shareholders may not include in their income tax returns any net operating losses or capital losses of Host Marriott. Instead, such losses would be carried over by Host Marriott for potential offset against future income, subject to certain limitations. Distributions made by Host Marriott and gain arising from the sale or exchange by a U.S. shareholder of common stock will not be treated as passive activity income, and, as a result, U.S. shareholders generally will not be able to apply any “passive losses” against such income or gain.

Taxable dividend distributions from Host Marriott generally will be treated as investment income for purposes of the “investment interest limitation.” This limitation provides that a non-corporate U.S. shareholder may deduct as an itemized deduction in any taxable year only the amount of interest incurred in connection with property held for investment that does not exceed the excess of the shareholder’s investment income over his or her investment expenses for that year. A non-corporate U.S. shareholder may elect to treat capital gain dividends, capital gains from the disposition of shares of stock, including distributions treated as such, and income designated as qualified dividend income as investment income U.S., in which case the applicable capital gains will be taxed at ordinary income rates. Host Marriott intends to comply with IRS guidance or regulations on the notification of shareholders regarding the portions of distributions for each year that constitute ordinary income, return of capital and capital gain.

Dispositions of Common Stock

Upon any sale or other disposition of common stock, a U.S. shareholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (1) the amount of cash and the fair market value of any property received on such sale or other disposition and (2) the holder’s adjusted basis in such common stock for tax purposes.

The applicable tax rate will depend on the shareholder’s holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the shareholder’s tax bracket. The Internal Revenue Service has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is higher than the maximum 15% long-term capital gain tax rate for noncorporate shareholders) to a portion of capital gain realized by a noncorporate shareholder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.” Shareholders are urged to consult with their own tax advisors with respect to their capital gain tax liability. A corporate U.S. shareholder will be subject to tax at a maximum rate of 35% on capital gain from the sale of Host Marriott shares held for more than 12 months. In general, any loss recognized by a U.S. shareholder upon the sale or other disposition of shares that have been held for six months or less, after applying the holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the U.S. shareholder from Host Marriott that were required to be treated as long-term capital gains.

Taxation of Tax-Exempt Shareholders

Provided that a tax-exempt shareholder has not held its common stock as “debt financed property” within the meaning of the Internal Revenue Code and such shares of common stock are not otherwise used in a trade or business, the dividend income from Host Marriott will not be unrelated business taxable income (“UBTI”) to a tax-exempt shareholder. Similarly, income from the sale of common stock will not constitute UBTI unless such tax-exempt shareholder has held such common stock as “debt financed property” within the meaning of the Internal Revenue Code or has used the common stock in a trade or business.

However, for a tax-exempt shareholder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust or qualified group legal services plan exempt from federal income taxation under Internal Revenue Code Sections 501 (c)(7), (c)(9), (c)(17) and (c)(20), respectively, income from an investment in Host Marriott will constitute UBTI unless the organization is properly able to deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in Host Marriott. Such a prospective shareholder should consult its own tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension held REIT” shall be treated as UBTI as to any trust that is described in Section 401(a) of the Internal Revenue Code, is tax-exempt under Section 501(a) of the Internal Revenue Code and holds more than 10%, by value, of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Internal Revenue Code are referred to below as “qualified trusts.” A REIT is a “pension held REIT” if it meets the following two tests:

•	The REIT would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Internal Revenue Code provides that stock owned by qualified trusts shall be treated, for purposes of the “not closely held” requirement, as owned by the beneficiaries of the trust rather than by the trust itself.

•	Either at least one such qualified trust holds more than 25%, by value, of the interests in the REIT, or one or more such qualified trusts, each of which owns more than 10%, by value, of the interests in the REIT, hold in the aggregate more than 50%, by value, of the interests in the REIT.

The percentage of any REIT dividend treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI, to the total gross income of the REIT. A de minimis exception applies where the percentage is less than 5% for any year. As discussed above, the provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the “not closely held” requirement without relying upon the “look-through” exception with respect to qualified trusts. Based on the current estimated ownership of Host Marriott common stock and the limitations on transfer and ownership of common stock contained in the Host Marriott’s charter, Host Marriott should not be classified as a “pension held REIT.”

Taxation of Non-U.S. Shareholders

The rules governing federal income taxation of the ownership and disposition of common stock by non-U.S. shareholders (that is, shareholders who are not “U.S. shareholders” as defined above) are complex and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of federal income tax and does not address any state, local or foreign tax consequences that may be relevant to a non-U.S. shareholder in light of its particular circumstances. In addition, this discussion is based on current law, which is subject to change, and assumes that Host Marriott qualifies for taxation as a REIT. Prospective non-U.S. shareholders should consult with their own tax advisers to determine the impact of federal, state, local and foreign income tax laws with regard to an investment in common stock, including any reporting requirements.

Distributions Generally

Distributions (or deemed distributions) by Host Marriott to a non-U.S. shareholder that are neither attributable to gain from sales or exchanges by Host Marriott of “U.S. real property interests” nor designated by Host Marriott as capital gain dividends or retained capital gains will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated E&P of Host Marriott. Such distributions ordinarily will be subject to withholding of United States federal income tax on a gross basis (that is, without allowance of deductions) at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. shareholder of a United States trade or business. Under certain treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT, such as Host Marriott. Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. Dividends that are effectively connected with such a trade or business will be subject to tax on a net basis (that is, after allowance of deductions) at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such dividends, and are generally not subject to withholding. Any such dividends received by a non-U.S. shareholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Host Marriott expects to withhold U.S. income tax at the rate of 30% on any dividend distributions (including distributions that later may be determined to have been in excess of current and accumulated earnings and profits) made to a non-U.S. shareholder unless:

(1)	a lower treaty rate applies and the non-U.S. shareholder files an Internal Revenue Service Form W-8BEN evidencing eligibility for that reduced treaty rate with Host Marriott; or

(2)	the non-U.S. shareholder files an Internal Revenue Service Form W-8ECI with Host Marriott claiming that the distribution is income effectively connected with the non-U.S. shareholder’s trade or business.

Distributions in excess of the current or accumulated E&P of Host Marriott will not be taxable to a non-U.S. shareholder to the extent that they do not exceed the adjusted basis of the shareholder’s common stock, but rather will reduce the adjusted basis of such common stock. Such distributions, however, will be subject to U.S. withholding tax as described below. To the extent that such distributions exceed the adjusted basis of a non-U.S. shareholder’s common stock, they will give rise to gain from the sale or exchange of its common stock, the tax treatment of which is described below.

Host Marriott is required to withhold 10% of any distribution in excess of its current and accumulated E&P, even if a lower treaty rate applies and the non-U.S. shareholder is not liable for tax on receipt of that distribution. Consequently, although Host Marriott currently intends that its transfer agent will withhold at a rate of 30%, or a lower applicable treaty rate, on the entire amount of any distribution, to the extent that this is not done, any portion of a distribution not subject to withholding at a rate of 30%, or lower applicable treaty rate, would be subject to withholding at a rate of 10%. However, a non-U.S. shareholder may seek a refund of such amounts from the IRS if it subsequently determines that such distribution was, in fact, in excess of current or accumulated E&P of Host Marriott, and the amount withheld exceeded the non-U.S. shareholder’s United States tax liability, if any, with respect to the distribution.

Capital Gain Distributions; Retained Net Capital Gains

Distributions to a non-U.S. shareholder that are designated by Host Marriott at the time of distribution as capital gain dividends, other than those arising from the disposition of a United States real property interest, generally should not be subject to United States federal income taxation, unless:

(1)    the investment in the common stock is effectively connected with the non-U.S. shareholder’s United States trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, except that a shareholder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above, or

(2)    the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.

Pursuant to the Foreign Investment in Real Property Tax Act, which is referred to as “FIRPTA,” distributions to a non-U.S. shareholder that are attributable to gain from sales or exchanges by Host Marriott of United States real property interests, whether or not designated as capital gain dividends, will cause the non-U.S. shareholder to be treated as recognizing such gain as income effectively connected with a United States trade or business. Non-U.S. shareholders would thus generally be taxed at the same rates applicable to U.S. shareholders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, such gain may be subject to a 30% branch profits tax in the hands of a non-U.S. shareholder that is a corporation, as discussed above.

Host Marriott will be required to withhold and to remit to the IRS 35% of any distribution to non-U.S. shareholders that is designated as a capital gain dividend or, if greater, 35% of a distribution to non-U.S. shareholders that could have been designated by Host Marriott as a capital gain dividend. The amount withheld is creditable against the non-U.S. shareholder’s United States federal income tax liability.

Although the law is not clear on the matter, it appears that amounts designated by Host Marriott as retained capital gains in respect of the common stock held by U.S. shareholders (see “—Annual Distribution Requirements Applicable to REITs” above) generally should be treated with respect to non-U.S. shareholders in the same manner as actual distributions by Host Marriott of capital gain dividends. Under that approach, the non-U.S. shareholders would be able to offset as a credit against their United States federal income tax liability resulting therefrom their proportionate share of the tax paid by Host Marriott on such undistributed capital gains and to receive from the IRS a refund to the extent their proportionate share of such tax paid by Host Marriott were to exceed their actual United States federal income tax liability.

Dispositions of Common Stock

Gain recognized by a non-U.S. shareholder upon the sale or exchange of common stock generally will not be subject to United States taxation unless such shares of stock constitute a “United States real property interest” within the meaning of FIRPTA. The common stock will not constitute a “United States real property interest” so long as Host Marriott is a “domestically controlled REIT.” A “domestically controlled REIT” is a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by non-U.S. shareholders. Host Marriott believes, but cannot guarantee, that it is a “domestically controlled REIT.” Even if Host Marriott is a “domestically controlled REIT,” because the common stock is publicly traded, no assurance can be given that Host Marriott will continue to be a “domestically controlled REIT.” Notwithstanding the foregoing, gain from the sale or exchange of common stock not otherwise subject to FIRPTA will be taxable to a non-U.S. shareholder if either (a) the investment in Host Marriott common stock is effectively connected with the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as domestic shareholders with respect to any gain or (b)

the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the nonresident alien individual will be subject to a 30% United States withholding tax on the amount of such individual’s gain.

Even if Host Marriott does not qualify as a “domestically controlled REIT” at the time a non-U.S. shareholder sells its Host Marriott common stock, gain arising from the sale or exchange by a non-U.S. shareholder of common stock would not be subject to United States taxation under FIRPTA as a sale of a “United States real property interest” if:

(1)    the common stock is “regularly traded,” as defined by applicable regulations, on an established securities market such as the NYSE; and

(2)    such non-U.S. shareholder owned, actually or constructively, 5% or less of the common stock throughout the five-year period ending on the date of the sale or exchange.

If gain on the sale or exchange of common stock were subject to taxation under FIRPTA, the non-U.S. shareholder would be subject to regular United States income tax with respect to such gain in the same manner as a taxable U.S. shareholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of the common stock would be required to withhold and remit to the IRS 10% of the purchase price.

Information Reporting and Backup Withholding Tax Applicable to Shareholders

U.S. Shareholders.    In general, information reporting requirements will apply to payments of distributions on Host Marriott common shares and payments of the proceeds of the sale of Host Marriott common shares to some shareholders, unless an exception applies. Further, the payer will be required to withhold backup withholding tax (currently at a rate of 28%), if:

(1)	the payee fails to furnish a taxpayer identification number, or TIN, to the payer or to establish an exemption from backup withholding;

(2)	the Internal Revenue Service notifies the payer that the TIN furnished by the payee is incorrect;

(3)	there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Internal Revenue Code; or

(4)	there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Internal Revenue Code.

Some shareholders, including corporations, will be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a shareholder will be allowed as a credit against the shareholder’s United States federal income tax and may entitle the shareholder to a refund, provided that the required information is furnished to the Internal Revenue Service. A U.S. shareholder that does not provide Host Marriott with a correct taxpayer identification number may also be subject to penalties imposed by the IRS.

Non-U.S. Shareholders. Generally, information reporting will apply to payments of distributions on Host Marriott common shares, and backup withholding, currently at a rate of 28%, may apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

The payment of the proceeds from the disposition of Host Marriott common shares to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and, possibly, backup withholding unless the non-U.S. shareholder certifies as to its non-U.S. status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the shareholder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a non-U.S. shareholder of Host Marriott common shares to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes or a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, information reporting generally will apply unless the broker has documentary evidence as to the non-U.S. shareholder’s foreign status and has no actual knowledge to the contrary.

Applicable Treasury regulations provide presumptions regarding the status of shareholders when payments to the shareholders cannot be reliably associated with appropriate documentation provided to the payer. Under these Treasury regulations, some shareholders are required to have provided new certifications with respect to payments made after December 31, 2000. Because the application of the these Treasury regulations varies depending on the shareholder’s particular circumstances, you are urged to consult your tax advisor regarding the information reporting requirements applicable to you.

Taxation of Holders of Preferred Stock, Depositary Shares, Warrants, Subscription Rights, Preferred Stock Purchase Rights and Other Host Marriott Securities

If Host Marriott offers one or more series of preferred stock, depositary shares, warrants, subscription rights, preferred stock purchase rights or other securities, there may be tax considerations for the holders of such securities not discussed herein. For a discussion of any such additional considerations, see the prospectus supplement filed by Host Marriott with respect to such offering.